Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
Smith Barney Sector Series Inc.:

We consent to the use of our reports, incorporated herein by reference, dated December 16, 2005, for Smith Barney Financial Services Fund, Smith Barney Health Sciences Fund and Smith Barney Technology Fund, each a series of Smith Barney Sector Series Inc., as of October 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
February 22, 2006